Exhibit 5.1

90 Park Avenue

New York, NY 10016

212-210-9400 | Fax: 212-210-9444

Matthew W. Mamak	Direct Dial: 212-210-1256	Email: matthew.mamak@alston.com

May 22, 2019

OncoSec Medical Incorporated

24 North Main Street

Pennington, NJ 08534

Re:	OncoSec Medical Incorporated – Public Offering of Shares of Common Stock

Ladies and Gentlemen:

We are acting as counsel to OncoSec Medical Incorporated, a Nevada corporation (the “Company”) in connection with the registration statement on Form S-3 (File No. 333-213036) filed by the Company with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on August 6, 2016 (the “Registration Statement”), amended on August 23, 2016, and declared effective by the Commission on August 25, 2016, and the issuance and sale of an aggregate of 3,492,063 shares (the “Firm Shares”) of common stock, par value $0.0001 per share, of the Company (the “Common Stock”) and warrants to purchase 2,619,047 shares of Common Stock (the “Warrants” and upon exercise and purchase, “Warrant Shares”). Pursuant to the Underwriting Agreement (as herein defined), the Company has granted the Underwriters (as herein defined) the option, exercisable for 45 days, to purchase up to an additional 523,809 shares of the Common Stock and/or 523,809 Warrants to purchase up to 392,857 shares of Common Stock (the “Option Securities”, and together with the Firm Shares, the Warrants and the Warrant Shares, the “Securities”). The Company is selling the Securities to Alliance Global Partners and several other underwriters named on Schedule 1 of the Underwriting Agreement (as herein defined) (the “Underwriters”) pursuant to the Underwriting Agreement dated May 22, 2019 (the “Underwriting Agreement”) between the Company and the Underwriter. This opinion is being furnished to you at your request in accordance with the requirements of Item 16 of the Commission’s Form S-3 and Item 601(b)(5) of Regulation S-K promulgated under the Securities Act.

We have examined the Amended and Restated Certificate of Incorporation of the Company, the Restated Bylaws of the Company, records of proceedings of the Board of Directors, or committees thereof, and records of proceedings of the stockholders, deemed by us to be relevant to this opinion letter, and the Registration Statement. We also have made such further legal and factual examinations and investigations as we deemed necessary for purposes of expressing the opinion set forth herein. In rendering such opinion, we have relied as to factual matters upon the representations, warranties and other statements made in the Underwriting Agreement.

May 22, 2019

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such records, agreements, documents and instruments, including certificates or other comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based upon and subject to the foregoing, we are of the opinion that: (i) the Securities Firm Shares (including the Common Stock Option Securities) have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement and Underwriting Agreement, will be legally issued, fully paid and non-assessable; (ii) the Warrants (including the Warrant Option Securities) have been duly and validly authorized, and upon their issuance, delivery and payment therefor in the manner contemplated by the Registration Statement, their terms and the Underwriting Agreement, will be valid and binding obligations of the Company; (iii) the Warrant Shares (including Common Stock underlying the Warrant Option Securities), when issued and paid for in accordance with the terms of the Warrants will be validly issued, fully paid and non-assessable; and (iv) each of the rights attached to the Securities and as may be attached to the Warrant Shares, when issued in accordance with and in the manner described in the Registration Statement and the Underwriting Agreement, will constitute a valid and binding obligation of the Company.

Our opinion set forth herein is limited to the Corporate Law of the State of Nevada and the federal law of the United States, and we do not express any opinion herein concerning any other laws.

This opinion letter is provided to the Company for its use solely in connection with the transactions contemplated by the Underwriting Agreement and may not be used, circulated, quoted or otherwise relied upon for any other purpose without our express written consent. The only opinion rendered by us consists of that set forth in the fourth paragraph of this letter, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

We consent to the filing of this opinion letter as an exhibit to a Current Report on Form 8-K to be incorporated by reference into the Registration Statement and to the use of our name under the heading “Legal Matters” in the prospectus supplement dated May 22, 2019 filed together with the prospectus dated August 25, 2016 by the Company with the Commission pursuant to Rule 424(b)(5) under the Securities Act on August 6, 2016, amended August 23, 2016. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act, or the rules and regulations of the Commission thereunder.

Very truly yours,

ALSTON & BIRD LLP

By:	/s/ Matthew W. Mamak
Matthew W. Mamak
Partner